Exhibit 11

MAX BERUEFFY

Senior Associate Counsel

Writer’s Direct Number: (205)268-3581

Facsimile Number: (205)268-3597

Toll-Free Number: (800)627-0220

February 24, 2014

Protective Life Insurance Company

2801 Highway 280 South

Birmingham, Alabama 35223

Gentlemen:

This opinion is submitted with respect to the registration statement on Form N-6, file number 811-7337, to be filed by Protective Life Insurance Company (the “Company”), as depositor, and Protective Variable Life Separate Account (the “Separate Account”), as registrant, with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940.  As of the date of this opinion, the flexible premium variable life policies registered under this registration statement most likely will be known as “Protective Investors Choice VUL.” I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.             The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Tennessee and is a validly existing corporation.

2.             The Separate Account is a duly authorized and validly existing separate account pursuant to the Tennessee Insurance Code and the regulations issued thereunder.

3.             Assets allocated to the Separate Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

4.             The Policies, to be issued as contemplated by the Form N-6 registration statement, when issued and delivered will constitute legally issued and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Form N-6 registration statement for the Policies and the Separate Account.

Very truly yours,

/s/ Max Berueffy

Max Berueffy
Senior Associate Counsel